UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 23, 2015

_______________________________________

Crossroads Systems, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

11000 North Mo-Pac Expressway #150, Austin, Texas	78759
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 349-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 23, 2015, Crossroads Systems, Inc. (the “Company”) entered into an amendment (the “Amendment”) to its credit agreement (the “Credit Agreement”), dated July 22, 2013, with CF DB EZ LLC, as assignee of Fortress Credit Co LLC, to, among other things, amend certain payment terms of the Credit Agreement as it relates to Term Loan B (as defined in the Credit Agreement) to effectuate a 12-month deferral of approximately $1.5 million in principal payments. Interest at the Applicable Rate (10%) will continue to be paid monthly, in arrears, and in addition, commencing on July 1, 2015, the unpaid principal amount shall bear additional interest equal to four percent (4%) per annum, which amount shall be paid in kind by being added to the principal balance of the Term Loan B. The foregoing summary of the material terms of the Amendment is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment to Credit Agreement dated June 22, 2015, by and between Crossroads Systems, Inc. and CF DB EZ LLC, as assignee of Fortress Credit Co LLC, amending the Credit Agreement entered into as of July 22, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 23, 2015	CROSSROADS SYSTEMS, INC.

	By:	/s/ Jennifer Crane
		Name:	Jennifer Crane
		Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1

Amendment to Credit Agreement dated June 22, 2015, by and between Crossroads Systems, Inc. and CF DB EZ LLC, as assignee of Fortress Credit Co LLC, amending the Credit Agreement entered into as of July 22, 2013.